Exhibit 10.7

Revolving Line of Credit Agreement

This Agreement is made and entered into on October 1, 2014, between David C. Lincoln, 1741 E. Morten Ave Suite A, Phoenix, Arizona 85020, hereinafter the Lender; and Enssolutions, Inc., 3317 S. Higley Road # 114-159, Gilbert, Arizona 85297, hereinafter the Borrower.

1.	Establishment of Account

The purpose of the account is to fund the purchase of raw materials required to produce the Borrower’s end product for sale to customers. The repayment of debt will be made in the form of deposits from a factoring company retained by the borrower. Under the terms and conditions set forth in this Agreement, Lender and Borrower agree to the establishment of a revolving credit account (Account) under which Lender, at its option, agrees to lend funds to the Borrower to make purchases from time to time. Borrower agrees to make payments on the unpaid principal balance in the Account periodically as provided for in this Agreement, and agrees that all purchases made under this Agreement will be made on the terms and conditions set forth in this Agreement and in any documents that evidence the purchases made under this Agreement that are incorporated by reference into this Agreement.

2.	Maximum Amount and Maturity Date

The unpaid principal balance in the Account may not exceed $500,000.00 at any one time. This Line of Credit and Agreement will become due and all outstanding amounts of principal and interest on 10/1/16.

3.	Periodic Statement

Lender will provide Borrower with a statement as of the beginning of each calendar month in which there is any unpaid balance under this Agreement. The statement will include the unpaid balance at the beginning and end of the period; an identification of the goods purchased during the period, the cash purchase price, and the date of each purchase; any payments made by Borrower or other credits to Borrower during the period; and the amount of any finance charge.

4.	Calculation of Finance Charge

Commencing on the first date of the month following the date of the Agreement and continuing on the first day of each month thereafter, a finance charge will be imposed at a rate of David C. Lincoln’s prevailing Merrill Lynch margin account rate plus 4% percent annually. In calculating the amount of the finance charge, the rate will be applied on a daily basis to the unpaid balance during the month. The balance to which the rate will be applied includes any arrearages or finance charges. For purposes of computing the finance charge, a month runs from the first date of the month to the last date of the month. The finance charge will be computed on an actual/365 day basis. If the finance charge as computed is less than $1 for any monthly period, a finance charge of $1 for the month will be imposed. The finance charge will be paid monthly by the Borrower and not added to the outstanding debt balance.

5. Draw Requests

Each request for a draw, or advance, under this agreement will made in writing to the Lender and will require two (2) signatures of Borrower’s officers and be contain the following documentation as support for each draw;

A)	An Enssolutions Purchase Order for raw materials
B)	If known at the time, an offsetting Purchase Order from the client Enssolutions received to generate the request for the order of raw materials.

In the event Enssolutions does not have a Purchase order from its client, a detailed listing of what raw materials will be purchased and the expected timing on the billing to an Enssolutions client.

6.	Payment and Delinquent Charges

Borrower agrees to pay an amount equal to the amount received from Enssolutions factor, either J.D. Factors or LSQ funding, the exact amount funded or the invoice amount purchased by either factor. Upon deposit to Enssolutions general checking account, the funds deposited from the either factor will be, when available in the account, swept or paid down to an account so designated by David C. Lincoln. Both parties acknowledge that from time to time, the amount of the pay down(s) may exceed the amount outstanding on this agreement. In the event such occurs, the amount will be considered an off-set against any other Debts owed to David C. Lincoln. If agreed upon by both parties, the Borrower may request the return of any offsets prior to their payment application to other debt owed to the Lender.

7.	Prepayment

Borrower may pay any part or all of the unpaid balance on the Account at any time. No prepayment charge will be imposed for any prepayment.

8.	Governing Law

This agreement will be governed in all respects by the laws of the State of Arizona.

9.	Cancellation

This Agreement may be cancelled at any time by either party giving written notice of cancellation to the other. Notice of cancellation shall not affect either the Borrow’s obligation to repay any outstanding indebtedness to Lender or Lender’s right to collect the indebtedness.

10.	Signatories

This Agreement shall be signed by on behalf of David C. Lincoln by David C. Lincoln, the Individual, and by Enssolutions, Inc.. The Agreement is effective as of October 1, 2014.

LENDER:

/s/ David C. Lincoln

David C. Lincoln

By David C. Lincoln, the Individual

BORROWER:

/s/ Darren R. Dierich

Enssolutions, Inc.

Darren R. Dierich

On behalf of the Company and not individually

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